EXHIBIT 99.1

Company Contact:

Charlie Webster

Chief Financial Officer

408-894-0700

Moriah Shilton

Investor Relations

408-952- 4356

Tessera Arbitration with Amkor to Proceed As Scheduled

Amkor’s Request to Stay Denied in Breach of Contract Hearing

SAN JOSE, Calif. – March 10, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that the seven day hearing for its arbitration with Amkor Technology, Inc. will proceed on March 31, 2008, as scheduled. The ongoing arbitration seeks to resolve Amkor’s failure to pay royalties due to Tessera under the company’s license agreement. Tessera is seeking a substantial monetary recovery for Amkor’s use of Tessera® technology.

On March 5, 2008, Amkor requested the panel to stay the arbitration pending resolution of the pending reexaminations of Tessera’s patents by the U.S. Patent and Trademark Office (“PTO”). On March 7, 2008, the arbitration panel rejected Amkor’s request. The hearing is scheduled to take place in San Francisco, California.

“The panel rejected Amkor’s attempt to stall the arbitration,” said Scot Griffin, senior vice president and general counsel, Tessera. “We look forward to this opportunity to secure compensation from Amkor for its use of our intellectual property, which is licensed and respected by the industry’s largest semiconductor companies.”

About Tessera

Tessera Technologies, Inc. is a leading provider of miniaturization technologies for the electronics industry. The company provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, include more information about factors that could affect the company’s financial results.

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Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.